For Additional Information:
Jim Gilbertson, VP/Chief Financial Officer 763-535-8333 jgilbert@navarre.com	Cary Deacon, COO, Publishing 763-535-8333 cdeacon@navarre.com

Joyce Fleck, VP Marketing
763-535-8333
jfleck@navarre.com

Navarre Corporation Reports Record Second Quarter Fiscal 2005 Profit and Sales
Company Raises its Fiscal Year 2005 Sales and Earnings Projections

MINNEAPOLIS, MN –October 20, 2004 — Navarre Corporation (NASDAQ: NAVR) a leading publisher and distributor of a broad range of home entertainment and multimedia software products, today reported fiscal 2005 second quarter results for the period ended September 30, 2004.

Highlights for the quarter include:

•	Consolidated net sales for the quarter increased 36% to $146.2 million from $107.5 million in the same period last year.

•	Consolidated income from operations for the quarter increased to $4.9 million from $1.7 million in the same period last year.

•	Consolidated net income for the quarter increased to $4.9 million or $.17 per diluted share compared with $1.7 million or $0.08 per diluted share in the same period last year.

•	Gross margin on a consolidated basis for the quarter, as a percent to net sales, was 14.3% compared with 12.6% in the same period last year.

•	Operating expenses on a consolidated basis for the quarter, as a percent to net sales remained 11.0%, as in the same period last year.

•	The Company reported cash and cash equivalents of $8.3 million and no debt at the end of the second fiscal quarter.

•	Publishing revenue, before inter-company elimination, represented 14.2% of total net sales in the quarter versus 8.2% last year.

•	Company reports 13th consecutive profitable quarter.

Eric Paulson, Chairman and CEO of Navarre Corporation stated, “The results of our second fiscal quarter 2005 reflect the continuing execution of our strategic plan. Both our Publishing and Distribution segments continue to meet our expectations and our organic growth remains on track.”

Paulson continued, “Our new distribution facilities and material handling systems are coming on-line and will be operationally effective during the fiscal 3rd quarter. The implementation costs incurred to bring these systems online were approximately $435,000 during the quarter. These initiatives position the Company’s operating capabilities to support our future growth. As we have stated, we anticipate the positive expense benefits to be reflected in our results next fiscal year.”

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Jim Gilbertson, Vice President/Chief Financial Officer, commented, “The organic growth of the Company’s Distribution segment is on track. Personal computer software grew due to strong sales of new Internet security and anti-virus products. DVD video and console video games also continued to grow as a result of increased publishers as well as benefiting from strong releases throughout the quarter. The Publishing segment represented 14.2% of the company’s revenues for the quarter, before inter-company elimination, an increase from 8.2% during the same period last year. In addition to the increased percentage of top-line revenue, the Publishing segment has increased the Company’s overall margins.”

SECOND QUARTER ENDED SEPTEMBER 30, 2004

For the second quarter ended September 30, 2004, Navarre reported an increase of 36% in consolidated net sales to $146.2 million, as compared with $107.5 million for the second quarter of fiscal 2004. The Company reported gross margin of $21.0 million or 14.3%, as compared with $13.5 million or 12.6% in the comparable period last year. Total operating expenses for the quarter were $16.0 million or 11.0% as compared with $11.8 million or 11.0% in last year’s second quarter. Income from operations for the second quarter ended September 30, 2004 increased 186.2% to $4.9 million, as compared with $1.7 million the same period last year. Net income for the period increased 186.1% to $4.9 million, compared with $1.7 million in the comparable period last year. Fully diluted earnings per share for the second quarter ended September 30, 2004 were $0.17 per share, compared with $0.08 per share in the comparable period last year.

SIX MONTHS ENDED SEPTEMBER 30, 2004

For the six months ended September 30, 2004, Navarre reported an increase of 50.9% in consolidated net sales to $274.7 million, as compared with $182.1 million for the first six months of fiscal 2004. The Company reported gross margin of $39.8 million or 14.5%, as compared with $23.5 million or 12.9% in the comparable period last year. Total operating expenses for the six month period were $30.4 million or 11.1% as compared with $21.6 million or 11.9% in the last year’s six month period. Income from operations for the six months ended September 30, 2004 increased 386.0% to $9.3 million, as compared with $1.9 million the same period last year. Net income for the period increased 368.0% to $9.5 million, compared with $2.0 million in the comparable period last year. Fully diluted earnings per share for the six months ended September 30, 2004 were $0.33 per share, compared with $0.09 per share in the comparable period last year.

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Business Segment Highlights

Distribution

Distribution achieved a net sales increase, during the second quarter of fiscal 2005, of 31.5% to $136.0 million as compared to $103.5 million for the same period last year.

Publishing

Publishing includes the Company’s subsidiaries, Encore and BCI Eclipse, each of these Companies license, package, market and manage content. Publishing sales, for the second quarter of fiscal 2005, were $22.6 million, before inter-company elimination of $12.4 million, versus $9.2 million, before inter-company elimination of $5.2 million, during the same period last year.

In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. We believe that the non-GAAP numbers calculated before inter-company eliminations provides a useful analysis of our ongoing operating trends and in comparing operating performance period to period. A reconciliation of non-GAAP net sales to GAAP net sales numbers is included in the table below.

Fiscal Year 2005 Guidance

The Company has increased its net sales estimate for 2005 fiscal year to be in the $580 to $610 million range. The Company’s prior estimate was in the $570 to $595 million range.

The Company has increased its fiscal year 2005 estimates for earnings per share, based on current share equivalents, to be in the $.77 to $.87 range. This figure is an increase from the Company’s prior estimate of $.74 to $.84 per share range.

Conference Call

In conjunction with the press release, management of Navarre will host a conference call at 11:00 a.m. ET Thursday, October 21, 2004, to discuss the Company’s results. Hosting the call will be Messrs. Eric Paulson, Chairman and CEO; Jim Gilbertson, VP and CFO; Brian Burke, COO; Distribution and Cary Deacon, COO Publishing.

Call Access

The conference call can be accessed by dialing 800-683-1525, conference ID “NAV” ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the Internet and can be accessed at http://www.navarre.com under the “About Navarre” heading. Investors should go to the website 15 minutes to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available following the call’s completion by dialing 877-519-4471, Pin number 5230414, through midnight eastern time, Thursday, October 28, 2004. or by accessing http://www.navarre.com where a replay will be available for a one-week period.

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About Navarre Corporation
Navarre Corporation (NASDAQ: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content. The company operates under two business segments; Distribution which includes PC software, video games, CD audio and DVD video; Publishing which includes Encore and BCI Eclipse. Based in California, Encore is a majority-owned subsidiary of Navarre Corporation (NASDAQ: NAVR), and a leading interactive publisher in the PC CD-ROM and videogame markets. As a result of strategic relationships, the company publishes PC titles or compilations in major software categories from productivity to education. BCI Eclipse, based in California, a wholly-owned subsidiary of Navarre Corporation, provides niche DVD video and audio products. Navarre’s client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company’s Web site at www.navarre.com.

Safe Harbor
“The statements in this press release that are not strictly historical are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s dependence upon a key employee and its Founder, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer, the Company’s dependence upon a limited number of large customers that account for a significant part of its business, seasonality in its business and the fact that a large portion of the Company’s revenues have traditionally been related to the holiday selling season, the Company’s dependence on significant vendors, the Company’s dependence on financing its significant working capital needs, the Company’s dependence upon software developers and manufacturers, the Company’s ability to maintain and grow its exclusive distribution business through agreements with recording artists, potentially changing retail consumer buying patterns in the PC software market, the Company’s ability to avoid inventory return and obsolescence losses, the acquisition strategy of the Company could disrupt other business segments and/or management, tougher competition and/or new and different competition in the Company’s traditional and new markets including through different means of distribution, technological innovation in the electronic downloading of music, increased counterfeiting or low or no cost downloading could impact product sales, uncertain growth in the publishing segment, the Company’s dependence on information systems, the Company’s credit exposure due to reseller arrangements, the potential for future terrorist activities to disrupt operations or harm assets, the Company’s dependence on third-party shipping of its product, significant Company stock volatility, and the Company’s anti-takeover provision may discourage take-over attempts beneficial to shareholders. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2004. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release, “NAVARRE CORPORATION REPORTS RECORD SECOND QUARTER FISCAL YEAR 2005 PROFIT AND SALES, dated October 20, 2004, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward- looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC’s other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.

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(Financial Statements Follow)

NAVARRE CORPORATION
Consolidated Condensed Statements of Operations
(in thousands, except per share amounts)

Three Months Ended            Six Months Ended

September 30, September 30,

	2004	2003	2004	2003
Net sales	$146,180	$107,459	$274,717	$182,069
Gross profit	20,901	13,499	39,779	23,548
Operating expense	16,042	11,801	30,438	21,626

Income from operations	4,859	1,698	9,341	1,922
Other income, net	71	25	162	109
Net income	$4,930	$1,723	$9,503	$2,031

Earnings per common share:
Basic	$0.18	$0.08	$0.35	$0.09
Diluted	$0.17	$0.08	$0.33	$0.09

Weighted average share outstanding:
Basic	26,944	21,616	26,944	21,616
Diluted	29,075	22,340	29,150	22,250

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(in thousands)
(Unaudited)

	September 30, 2004	March 31, 2004
Assets
Current assets
Cash and cash equivalents	$8,262	$14,495
Receivables, net	106,770	80,226
Inventories	60,017	30,151
Other	7,628	5,175

Total current assets	182,677	130,047
Property and equipment, net	6,180	6,914
Other assets	18,406	17,876
Total assets	$207,263	$154,837

Liabilities and shareholders’ equity
Payables and accrued expenses	$137,588	$99,269
Shareholders’ equity	69,675	55,568
Total liabilities and shareholders’ equity	$207,263	$154,837

Reconciliation of GAAP Net Sales

Three Months Ended-September 30, Six Months Ended-September 30,

	2004	%	2003	%	2004	%	2003	%
Net sales
Distribution	$136,049	85.8%	$103,455	91.8%	$247,537	82.5%	$178,071	92.8%
Publishing	22,562	14.2%	9,224	8.2%	52,614	17.5%	13,876	7.2%

Net sales before inter-
company eliminations	158,611		112,679		300,151		191,947
Inter-company elimination	(12,431)		(5,220)		(25,434)		(9,878)

Net sales as reported	$146,180		$107,459		$274,717		$182,069